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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               Register.com, Inc.
                               ------------------
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    75914G101
                                 --------------
                                 (CUSIP Number)

                                  March 5, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)



----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 75914G101               SCHEDULE 13G                 Page 2 of 5 Pages


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         The Clark Estates, Inc.
         13-5524538
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER           1,345,500
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER         0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER      1,345,500

--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         1,345,500
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------
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CUSIP No. 75914G101               SCHEDULE 13G                 Page 3 of 5 Pages


ITEM 1(A).        NAME OF ISSUER:

                  Register.com, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Investor Relations
                  575  Eighth Avenue
                  New York, New York  10018

ITEM 2(A).        NAME OF PERSON FILING:

                  The Clark Estates, Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One Rockefeller Plaza
                  31st Floor
                  New York, New York  10020

ITEM 2(C).        CITIZENSHIP:

                  New York

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share

ITEM 2(E).        CUSIP NUMBER:

                  75914G101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [  ]   Broker or dealer registered under Section 15 of
                              the Exchange Act.

                  (b)  [  ]   Bank as defined in Section 3(a)(6) of the Exchange
                              Act.

                  (c)  [  ]   Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.

                  (d)  [  ]   Investment company as defined in Section 8 of the
                              Investment Company Act.

                  (e)  [  ]   An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E).

                  (f)  [  ]   An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g)  [  ]   A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h)  [  ]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act.

                  (i)  [  ]   A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of
                              the Investment Company Act.
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CUSIP No. 75914G101               SCHEDULE 13G                 Page 4 of 5 Pages


                  (j)  [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable.

ITEM 4.           OWNERSHIP:

            (a)   Amount beneficially owned:     1,345,500

            (b)   Percent of class:     5.7%

            (c)   Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:     1,345,500

                  (ii)  Shared power to vote or to direct the vote:     0

                  (iii)  Sole power to dispose or to direct the disposition of:
                           1,345,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                          0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. None of such persons has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or
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CUSIP No. 75914G101               SCHEDULE 13G                 Page 5 of 5 Pages


            influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 11, 2004
                                              THE CLARK ESTATES, INC.

                                              By:      /s/ Kevin S. Moore
                                                  -----------------------------
                                                  Name:  Kevin S. Moore
                                                  Title:  President